August 13, 2007

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Boo Koo Holdings, Inc.

Dear Sir/Madam:

We have read the statements in Item 4.01 titled "CHANGES IN REGISTRANT’S ACCOUNTANTS " of the Form 8-K/A of Boo Koo Holdings, Inc. dated August 1, 2007 and are in agreement with the statements contained therein.

Very truly yours,

/S/ JASPERS + HALL, PC

JASPERS + HALL, PC